Exhibit 99.1

Aterian Announces Improved First Quarter 2024 Net Revenue and Adjusted EBITDA Ranges

First Quarter Net Revenue Range Improved to $20.0 Million to $21.0 Million

First Quarter Adjusted EBITDA Loss Range Improved to ($2.4) Million to ($2.9) Million

NEW YORK, April 22, 2024– Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced updates to its previously announced net revenue and Adjusted EBITDA ranges for the first quarter of 2024 ended March 31, 2024. The net revenue and Adjusted EBITDA information is based on preliminary data, which has not been subjected to normal quarter end closing and review procedures. The Company expects to report its finalized first quarter 2024 results in early May 2024.

The Company expects its first quarter net revenue to be in the range of $20.0 million to $21.0 million and Adjusted EBITDA loss to be in the range of ($2.4) million to ($2.9) million. These ranges are an improvement compared to the previously announced (on March 12, 2024) net revenue range of $18.0 million to $21.0 million and Adjusted EBITDA range of ($2.5) million and ($3.5) million.

The most directly comparable GAAP financial measure for Adjusted EBITDA is net loss and we expect to report a net loss for the three months ending March 31, 2024, due primarily to interest expense and stock-based compensation expense. We are unable to reconcile the forward-looking statement of adjusted EBITDA in this press release to its nearest GAAP measure because the nearest GAAP financial measure is not accessible on a forward-looking basis and reconciling such information is not available without unreasonable effort.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a technology-enabled consumer products company that builds and acquires leading e-commerce brands with top selling consumer products, in multiple categories, including home and kitchen appliances, health and wellness and air quality devices. The Company sells across the world's largest online marketplaces with a focus on Amazon and Walmart in the U.S. and on its own direct to consumer websites.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, regarding our expected net revenue and adjusted EBITDA range for the first quarter of 2024. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to maintain and to grow market share in existing and new product categories; our ability to continue to profitably sell the SKUs we operate; our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies and our ability to integrate such companies and technologies with our business; our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Vice President of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699

Aterian.io